Exhibit 99.1

GulfMark Offshore Announces

Fourth Quarter 2014 Operating Results

HOUSTON, February 16, 2015 — GulfMark Offshore, Inc. (NYSE: GLF) today announced its results of operations for the three- and twelve-month periods ended December 31, 2014. For the three-month period ended December 31, 2014, consolidated revenue was $116.1 million and net income was $7.3 million, or $0.29 per diluted share. Included in the quarterly results are special items that total $0.12 per diluted share. Quarterly earnings before these special items were $0.17 per diluted share. For the twelve-month period ended December 31, 2014, consolidated revenue was $495.8 million and net income was $62.4 million, or $2.39 per diluted share. Included in the annual results are special items that total $0.07 per diluted share. Annual earnings before these special items were $2.46 per diluted share.

Quintin Kneen, President and CEO, commented, “Revenue for the fourth quarter exceeded our revised guidance, revenue for the year was the highest in company history, and this year’s operating income was the highest we have ever achieved. Those facts are nice to mention, but our focus remains on return-on-capital, and by that measure the quarterly results, although above our guidance, were below our long-term expectations. Although the industry forecasts are unusually unclear, our outlook indicates that meeting our long-term return-on-capital expectation will become more difficult without adjusting our cost structure, capital spending, and capital structure.

“Downturns tend to present themselves swiftly and often bring the retrospective regret of not acting sooner. Fortunately, downturns decelerate new-build orders and accelerate the scrapping of older vessels; unfortunately, we have not yet seen enough change in the pace of those activities to diminish our current concerns. The softness in the market we experienced in the fourth quarter was more about vessel oversupply than decreasing demand. But our outlook is for demand now to decrease. We expect falling demand throughout the year as an indirect result of the sharp decline in oil prices, with even more new-build vessels to be completed and delivered into an already young, large and technologically advanced vessel fleet. These supply and demand fundamentals are leading us to prepare for a longer-than-average vessel industry downturn.

“Adjusting our cost structure, opportunistically selling vessels, building flexibility into our capital structure and, as always, continuing to find and foster cost efficiencies are our top priorities for 2015. Compared with 2014, we anticipate materially reducing direct operating and general and administrative expenses. We successfully completed three vessel sales since our last earnings press release and are having discussions with our ship builders to extend the delivery dates of and payments for the three remaining vessels in our new-build program. Also, we amended our bank facilities to loosen financial covenants and help ensure liquidity.

GulfMark Offshore, Inc.

Press Release

February 16, 2015

“We have been very focused on return-on-capital and return-of-capital over the past two years, returning approximately $150 million to shareholders in just over two years. Nothing about the outlook of the downturn has changed our philosophy; however, a steep decrease in the anticipated 2015 return-on-capital has caused us to revisit the near-term returns-of-capital. After purchasing $48 million worth of our own shares in the fourth quarter, representing approximately 6% of the company, we have stopped purchasing shares. Additionally, the Board of Directors, after careful consideration of current market conditions, our outlook and the uncertainty in the macro environment, has chosen to suspend the dividend.

“We now expect 2015 revenue to be between $350 and $400 million. We expect full-year fleet-wide utilization to be between 75% and 80%, and we expect our global average day rate for the year to fall by approximately 15% to 20%. We expect revenue in the first quarter to be between $85 and $90 million.

“We are committed to the long-term growth in value of our company. We are not deviating from the objective of improving our long-term returns on invested capital. While the severity and length of this downturn are currently unknown, we are acting today as if the inevitable upturn is still several quarters away. As such, we are adjusting our cost structure, capital spending, and capital structure to reflect this belief.”

Consolidated Fourth-Quarter Results

Consolidated revenue for the fourth quarter of 2014 was $116.1 million, compared with $128.7 million in the third quarter. Consolidated revenue fell due to a 7% sequential decrease in average day rate to $20,939 from $22,587 in the previous quarter, while utilization remained roughly flat at 83% compared to the third quarter. Consolidated operating income decreased to $20.7 million. Excluding special items in both quarters, consolidated operating income sequentially declined to $16.1 million from $27.9 million in the third quarter, due to lower revenue offset by lower operating costs.

The quarter includes three special items for a total of $ 3.1 million, net of tax ($0.12 per diluted share). The first special item was a gain on the sale of vessels net of tax of $5.5 million ($0.22 per diluted share). The second was an impairment charge of $1.5 million ($0.06 per diluted share) related to a 1983-built North Sea PSV which was subsequently sold in January 2015. The impairment was a result of writing down the vessel to fair market value. The third special item was a $0.9 million charge (or $0.04 per diluted share) related to an allowance for an uncollectible receivable. The special items in the prior quarter included a gain on the sale of vessels of $5.5 million ($0.21 per diluted share), a $1.4 million cash collection ($0.03 per diluted share) related to a disbursement from the estate of a shipyard that went into bankruptcy in 2009, and a non-cash foreign exchange loss of $1.9 million ($0.07 per diluted share).

Regional Results for the Fourth Quarter

In the North Sea region, fourth-quarter revenue was $52.6 million, compared with $61.8 million in the third quarter. This is a decrease of $9.2 million, or 15%. The average day rate fell to $21,655 from $23,974 in the third quarter and utilization weakened by 4 percentage points during the same period. The lower day rate and utilization combined with fewer vessel operating days, contributed to the decrease in revenue.

GulfMark Offshore, Inc.

Press Release

February 16, 2015

Revenue in the Southeast Asia region was $15.1 million, compared with $13.9 million in the third quarter. The change in revenue was due to a 16 percentage point utilization improvement, offset by the effects of selling vessels in the region as we had 138 fewer days available in the quarter. The average day rate also fell 4% declining to $14,827 from $15,419 in the previous quarter.

Fourth-quarter revenue for the Americas region was $48.4 million, compared with $53.0 million in the previous quarter. Average day rate decreased 4% from the prior quarter due to the softening in the market. Utilization decreased 4 percentage points to 79% from 83% in the third quarter due to a weaker-than-expected spot market and 53 more drydock and enhancement days.

Consolidated Operating Expenses for the Fourth Quarter

Direct operating expenses for the fourth quarter were $58.0 million, a decrease of $4.2 million, or 7%, from the third quarter. The decrease was due mainly to lower crew salaries and travel due to the lower vessel count, lower repairs and maintenance expenses, and decreases in supplies and consumables expenses mainly in the Southeast Asia and the Americas regions. Drydock expense in the fourth quarter was $8.6 million, $1.0 million less than our previous guidance of $9.6 million. General and administrative expense was $15.8 million for the fourth quarter, slightly above our 2014 quarterly run rate of $15.0 million. Excluding the charge for the bad debt allowance of $0.9 million, general and administrative was slightly under the guided amount. Tax expense for the quarter was $5.7 million, an effective rate of 44%. The higher-than-expected rate was due to the shift of earnings from low tax jurisdictions to high tax jurisdictions combined with an increase in taxable work in non-taxable regimes along with taxes recognized on vessel sales. The effective rate for the full year was 13%.

Liquidity and Capital Commitments

Cash provided by operating activities totaled $48.5 million in the fourth quarter. Cash on hand at December 31, 2014, was $50.8 million, and $44.0 million was drawn on the revolving credit facilities. Total debt at December 31, 2014, was $544.7 million, and debt net of cash was $493.9 million.

Capital expenditures during the fourth quarter totaled $15.9 million, which included $5.5 million of payments on the construction of new vessels and $10.4 million for vessel enhancements and other capital expenditures. As of December 31, 2014, the Company had approximately $78.0 million of remaining capital commitments related to the construction of four vessels. Anticipated progress payments over the next two calendar years are as follows: $32.0 million in 2015 and $46.0 million in 2016. The Company expects to fund these commitments from cash on hand, cash generated by operations and borrowings under the revolving credit facilities.

GulfMark Offshore, Inc.

Press Release

February 16, 2015

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern Time on Tuesday, February 17, 2015. To participate in the teleconference, investors in the U.S. should dial 1-888-317-6003 at least 10 minutes before the start time and when prompted, enter the conference passcode 5019027. Canada-based callers should dial 1-866-284-3684, and international callers outside of North America should dial 1-412-317-6061. The webcast of the conference call also can be accessed by visiting our website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman
Investor Relations
E-mail:	Michael.Newman@GulfMark.com
(713) 963-9522

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

February 16, 2015

Operating Data (unaudited)	Three Months Ended			Twelve Months Ended
(in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013

Revenue	$116,118	$128,686	$124,566	$495,769	$454,604
Direct operating expenses	57,991	62,230	55,732	236,244	217,422
Drydock expense	8,591	4,353	3,916	24,840	24,094
General and administrative expenses	15,815	15,021	13,310	62,728	54,527
Depreciation and amortization expense	18,607	19,168	17,508	75,336	63,955
Impairment charge	1,536	-	-	8,995	-
(Gain) loss on sale of assets and other	(7,162)	(6,877)	5	(14,039)	(5,870)
Operating Income	20,740	34,791	34,095	101,665	100,476

Interest expense	(7,330)	(7,840)	(7,072)	(29,332)	(23,821)
Interest income	228	49	73	307	202
Foreign currency loss and other	(649)	(1,859)	(255)	(995)	(1,289)
Income before income taxes	12,989	25,141	26,841	71,645	75,568
Income tax provision	(5,713)	(797)	(1,251)	(9,270)	(4,962)
Net Income	$7,276	$24,344	$25,590	$62,375	$70,606

Diluted earnings per share	$0.29	$0.92	$0.97	$2.39	$2.70
Weighted average diluted common shares	25,230	26,390	26,319	26,097	26,185

Other Data
Revenue by Region (000's)
North Sea	$52,595	$61,781	$49,864	$225,253	$184,287
Southeast Asia	15,088	13,930	19,553	64,753	64,709
Americas	48,435	52,975	55,149	205,763	205,608
Total	$116,118	$128,686	$124,566	$495,769	$454,604

Rates Per Day Worked
North Sea	$21,655	$23,974	$21,462	$22,782	$21,533
Southeast Asia	14,827	15,419	15,127	15,210	14,792
Americas	23,124	23,969	22,681	23,248	21,689
Total	$20,939	$22,587	$20,557	$21,529	$20,249

Overall Utilization
North Sea	86.4%	90.9%	90.2%	89.0%	90.1%
Southeast Asia	82.8%	66.8%	91.0%	79.1%	77.3%
Americas	78.9%	83.2%	95.1%	85.0%	91.2%
Total	82.8%	83.1%	92.3%	85.5%	87.7%

Average Owned Vessels
North Sea	30.6	31.0	27.6	30.4	25.8
Southeast Asia	13.6	15.1	16.0	15.2	16.0
Americas	29.0	29.0	28.0	28.7	28.7
Total	73.3	75.1	71.6	74.3	70.5

Drydock Days
North Sea	55	-	41	151	213
Southeast Asia	7	22	-	95	210
Americas	118	65	13	307	281
Total	180	87	54	553	704

Drydock Expenditures (000's)	$8,591	$4,353	$3,916	$24,840	$24,094

GulfMark Offshore, Inc.

Press Release

February 16, 2015

Summary Financial Data (unaudited)	As of, or Three Months Ended			As of, or Twelve Months Ended
(dollars in thousands)	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
Balance Sheet Data
Cash and cash equivalents	$50,785	$32,663	$60,566	$50,785	$60,566
Working capital	99,318	101,844	116,548	99,318	116,548
Vessel and equipment, net	1,356,839	1,427,228	1,316,838	1,356,839	1,316,838
Construction in progress	127,722	122,000	177,773	127,722	177,773
Total assets	1,716,355	1,791,818	1,773,292	1,716,355	1,773,292
Long-term debt	544,732	518,959	500,864	544,732	500,864
Stockholders’ equity	968,754	1,069,822	1,063,341	968,754	1,063,341

Cash Flow Data
Cash flow provided by operating activities	$48,536	$55,831	$68,908	$153,848	$126,702
Cash flow provided by (used in) investing activities	998	(5,531)	(40,133)	(121,104)	(210,069)
Cash flow used in financing activities	(29,396)	(42,774)	(6,591)	(40,024)	(39,598)

Contract Cover	As of February 16, 2015		As of February 24, 2014
	2015	2016	2014	2015
Region:	Vessel Days	Vessel Days	Vessel Days	Vessel Days
North Sea	53%	25%	68%	31%
Southeast Asia	37%	13%	36%	2%
Americas	34%	10%	47%	19%
Overall Fleet	42%	17%	53%	20%

Reconciliation of Non-GAAP Measures: Twelve Months Ended December 31, 2014
(dollars in millions, except per share data)	Operating Income	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$99.8	$(28.1)	$(7.1)	$64.6	$2.46
Gain on Sale of Assets	12.5	-	(1.6)	10.9	0.42
Bad Debt Charge	(3.2)	-	-	(3.2)	(0.12)
Shipyard Estate Collection	1.6	-	(0.6)	1.0	0.04
FX Loss	-	(1.9)	-	(1.9)	(0.07)
Impairment	(9.0)	-	-	(9.0)	(0.34)
U.S. GAAP	$101.7	$(30.0)	$(9.3)	$62.4	$2.39

Reconciliation of Non-GAAP Measures: Twelve Months Ended December 31, 2013
(dollars in millions, except per share data)	Operating Income	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$97.0	$(24.9)	$(5.8)	$66.3	$2.54
Gain on Sale of Assets	5.9	-	-	5.9	0.23
Previous CEO Retirement Compensation	(2.4)	-	0.8	(1.6)	(0.06)
U.S. GAAP	$100.5	$(24.9)	$(5.0)	$70.6	$(2.70)

GulfMark Offshore, Inc.

Press Release

February 16, 2015

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of October 20, 2014	31	14	29	74
Newbuild Deliveries/Additions	0	0	1	1
Sales & Dispositions	(2)	(1)	0	(3)
Owned Vessels as of February 16, 2015	29	13	30	72
Managed Vessels	3	0	0	3
Total Fleet as of February 16, 2015	32	13	30	75